FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 30, 2008	Vito S. Pantilione, President and CEO
F. Steven Meddick, Executive Vice President, CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES

THIRD QUARTER EARNINGS

Washington Township, New Jersey - October 30, 2008 - Parke Bancorp, Inc. (Nasdaq: “PKBK”), announced 2008 third quarter earnings of $1.1 million, or $0.27 per diluted share, compared to $1.6 million, or $0.39 per diluted share, for the third quarter of 2007. For the nine months ended September 30, 2008, net income was $3.4 million, or $0.82 per diluted share, compared to $4.4 million, or $1.06 per diluted share, for the comparable 2007 period. All prior period earnings per share information have been adjusted to reflect the 15% stock dividend paid in the second quarter of 2008. As previously announced the 2008 earnings were negatively impacted by taking other than temporary impairment (OTTI) charges on preferred stock holdings in the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac), both Government Sponsored Enterprises (GSEs). The OTTI pre-tax charge taken in the third quarter was $459 thousand. For the nine months ended September 30, 2008 the OTTI pre-tax charge was $947 thousand. The 2007 earnings were favorably impacted by the pre-tax gain of $205 thousand on the second quarter sale of a repossessed property.

Total assets of $564.5 million at September 30, 2008 represented an increase of $103.7 million, or 23%, from $460.8 million at December 31, 2007 and an increase of $123.5 million, or 28%, from $441.0 million at September 30, 2007. Strong loan growth primarily accounted for the increase as well as an increase in the investment portfolio. Total loans of $509.1 million at September 30, 2008 grew from $408.4 million, or 25%, at December 31, 2007 and from $386.2 million, or 32%, at September 30, 2007. The increase in total loans occurred primarily in commercial real estate loans reflecting continued strong business development. Investment securities were $36.8 million at September 30, 2008 compared to $32.2 million at December 31, 2007. Investment securities at September 30, 2007 were $32.1 million.

Total deposits of $458.3 million at September 30, 2008 grew from $379.5 million at December 31, 2007 and from $352.8 million at September 30, 2007 for increases of 21% and 30%, respectively. The increases were primarily driven by growth in time deposits and savings accounts. Borrowings were $63.3 million at September 30, 2008 compared to $40.3 million at December 31, 2007 and $49.2 million at September 30, 2007. The Bank took advantage of attractive interest rates and increased its borrowings from the Federal Home Loan Bank by $9.7 million in the third quarter of 2008 to assist in funding the loan growth. At September 30, 2008, total stockholders’ equity amounted to $38.5 million compared to $36.4 million at December 31, 2007 and $35.2 million at September 30, 2007.

Net interest income of $4.6 million for the quarter ended September 30, 2008, increased by $179 thousand, or 4%, from the comparable quarter of 2007. For the nine months ended September 30, 2008, net interest income of $12.6 million increased by $900 thousand, or 8%, for the comparable period of 2007. Growth in the commercial real estate loan portfolio was the major contributor to the increase in net interest income for both the current quarter and first nine months of 2008 relative to the comparable periods of 2007. During the past twelve months the Federal Reserve has reduced the fed funds rate by 325 basis points. Consequently, the Company’s net interest margin has declined by 85 basis points and 68 basis points for the three and nine months ended September 30, 2008, respectively, from the corresponding periods ended September 30, 2007.

Interest income for the third quarter of 2008 increased $292 thousand, or 4%, to $9.3 million from the comparable quarter of 2007. Interest income for the first nine months of 2008 increased $2.6 million, or 10%, to $27.1 million from the comparable period in 2007. However, the average yield on earning assets decreased to 6.89% for the quarter ended September 30, 2008 from 8.67% for the third quarter of 2007. The average yield on earning assets decreased to 7.15% from 8.39% for the first nine months of 2007. The increase in interest income was due primarily to the continued growth in the loan portfolio. The decline in the average yield was mainly due to the re-pricing of a significant portion of prime-based commercial loans. Average loan outstandings of $491.1 million in the third quarter of 2008 rose by $117.8 million, or 32%, from the comparable quarter of 2007. Average loan outstandings of $457.3 million for the first nine months of 2008 rose by $101.2 million, or 28%, from the comparable period of 2007.

Interest expense of $4.7 million increased by $113 thousand, or 2%, for the third quarter of 2008 compared to $4.6 million for the third quarter of 2007. Interest expense for the nine months ended September 30, 2008 increased by $1.7 million, or 13%, to $14.5 million compared to $12.8 million for the nine months ended September 30, 2007. In order to fund the Company’s asset growth, average interest-bearing liabilities increased $118.5 million, or 33% in the third quarter of 2008 to $481.9 million from the comparable period in 2007. For the first nine months of 2008, average interest-bearing liabilities were $456.4 million, an increase of $108.7 million, or 31%, from $347.7 million for the comparable period in 2007. The average rate paid on interest-bearing liabilities declined to 3.85% for the three months ended September 30, 2008, from 4.97% for the three months ended September 30, 2007. The average rate for the first nine months of 2008 was 4.23% compared to 4.92% for the first nine months of 2007.

The provision for loan losses amounted to $595 thousand for the third quarter of 2008 as compared to $186 thousand for the comparable quarter of 2007. The provision for loan losses for the nine months ended September 30, 2008 amounted to $1.5 million versus $896 thousand for the comparable period of 2007. The primary reason for the $600 thousand increase in the provision for the first nine months of 2008 compared to the same period in 2007 was the $122.9 million or 32% increase in total loans receivable from September 30, 2007 to September 30, 2008. The allowance for loan losses amounted to 1.42% of total gross loans at September 30, 2008 as compared to 1.40% of total gross loans at December 31, 2007 and September 30, 2007. Total nonaccrual loans were $685 thousand at September 30, 2008 compared to $805 thousand at December 31, 2007. Total nonaccrual loans were $712 thousand at September 30, 2007.

For the third quarter of 2008, noninterest income decreased by $368 thousand to a loss of $191 thousand as compared to the third quarter of 2007. The decrease was mainly related to a pre-tax other than temporary impairment write-down of $459 thousand on the preferred stock of two GSEs, Fannie Mae and Freddie Mac, in the third quarter of 2008. For the nine months ended September 30, 2008, noninterest income amounted to a loss of $199 thousand, which represented a decrease of $1.2 million from the comparable period of 2007. The decrease was primarily the result of pre-tax other than temporary impairment write-downs of $947 thousand on Fannie Mae and Freddie Mac preferred stock of which $488 thousand was taken in the second quarter of 2008 and $459 thousand was taken in the third quarter of 2008, as noted above. In addition the Company had pre-tax income of $205 thousand in the second quarter of 2007 as the result of the sale of repossessed property.

Non-interest expense for the third quarter of 2008 amounted to $1.9 million, an increase of $135 thousand, or 8%, above the comparable quarter of 2007. The increase was primarily related to the write-down of $163 thousand on a repossessed asset. For the nine months ended September 30, 2008, noninterest expense amounted to $5.3 million, which was $620 thousand, or 13%, above the comparable period of 2007. The rise in non-interest expenses for the nine month period in 2008 compared to 2007 was attributable to the write-down of $238 thousand on a repossessed asset, $75 thousand taken in the first quarter and $163 thousand taken in the third quarter of 2008, as noted above. In addition compensation and benefits increased $195 thousand as a result of annual merit increases and higher cost fringe benefits; professional services increased $118 thousand with increased legal fees representing $53 thousand of the increase, and FDIC insurance expense increased $108 thousand as a result of higher assessment rates for member banks that began in July of 2007.

Vito S. Pantilione, President and CEO for Parke Bancorp, Inc. noted “In these unprecedented turbulent economic times our Bank continues to generate strong asset, loan and deposit growth while generating solid core earnings. I am very disappointed that the Bank needed to write down close to $1 million of our investment in Fannie Mae and Freddie Mac. However our strong capital position combined with our careful control of expenses helped support continued strong core earnings. Many economic “experts” are forecasting a global recession and many say we are already in a national recession. It remains to be seen if in fact the government’s rescue plan will help the economy and the battered financial markets. We are confident that our Bank is safe and sound and well positioned to survive these troubled times and continue our record of strong growth and profitability. We remain well capitalized despite the write downs of our GSE investments. While our current strong performance does not guarantee similar performance in the future, we believe we are well positioned to weather these challenging times.”

The Company also announced today that it is continuing its previously announced stock repurchase program. In November 2005, the Board of Directors authorized the repurchase up to 5% of the Company’s outstanding shares of common stock, or approximately 158,000 shares (as adjusted for stock dividends, option and warrant exercises), in open market and privately negotiated transactions. To date, the Company has repurchased 88,776 shares under this program. The Company intends to continue this program by repurchasing up to an additional 69,000 shares or 1.8% of the Company’s currently outstanding shares of common stock. The repurchases will be made from time to time in open market or privately negotiated transactions at the discretion of management during the next twelve months, or such shorter or longer time as the Company may decide, subject to the availability of stock. The timing of the repurchases will depend on market conditions and other requirements. Mr. Vito S. Pantilione, President of the

Company, stated that “we believe that our stock represents an excellent investment for the Company and its shareholders as stock repurchases at the current market value for our stock would be accretive to earnings per share.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. In addition, Parke Bank opened a loan production office in Havertown, Pennsylvania in 2007. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

SELECTED FINANCIAL CONDITION DATA

	September 30, 2008	December 31, 2007	% Change
	(in thousands)	(in thousands)
Total assets	$ 564,510	$ 460,795	22.5%
Cash and cash equivalents	5,696	9,178	-37.9%
Investment securities	36,818	32,238	14.2%
Loans receivable, net	501,865	402,683	24.6%
Deposits	458,268	379,480	20.8%
Borrowings	63,276	40,322	56.9%
Stockholders’ equity	38,525	36,417	5.8%

SELECTED FINANCIAL RATIOS

	3rd Quarter	3rd Quarter	Nine Months Ended	Nine Months Ended
	2008	2007	September 30, 2008	September 30, 2007
Return on average assets	0.78%	1.54%	0.87%	1.45%
Return on average equity	11.03%	18.67%	11.80%	17.52%
Interest rate spread	3.04%	3.70%	2.92%	3.47%
Net interest rate margin	3.42%	4.27%	3.33%	4.01%
Efficiency ratio	42.12%	37.44%	42.51%	36.52%

SELECTED OPERATIONS DATA

	3rd Quarter	3rd Quarter	Nine Months Ended	Nine Months Ended
$ in thousands	2008	2007	September 30, 2008	September 30, 2007

Interest and dividend income	$ 9,255	$ 8,963	$ 27,091	$ 24,540
Interest expense	4,667	4,554	14,449	12,798
Net interest income	4,588	4,409	12,642	11,742
Provision for loan losses	595	186	1,519	896
Net interest income after
provision for loan losses	3,993	4,223	11,123	10,846
Non-interest income	-191	177	-199	1,047
Non-interest expense	1,852	1,717	5,290	4,670
Income before income taxes	1,950	2,683	5,634	7,223
Provision for income taxes	877	1,055	2,260	2,836
Net income	1,073	1,628	3,374	4,387

Basic income per share	0.29	0.45	0.90	1.21
Diluted income per share	0.27	0.39	0.82	1.06

Weighted shares – basic	3,760,695	3,634,060	3,732,464	3,627,463
Weighted shares – diluted	4,028,033	4,149,983	4,114,351	4,144,797

Note that basic and diluted shares shown above for both 2008 and 2007 and the resulting calculation of earnings per share reflect the 15% stock dividend effective April 18, 2008.

ASSET QUALITY DATA

	September 30,	December 31,
	2008	2007
	(in thousands)	(in thousands)
Allowance for loan losses	$7,233	$5,706
Percentage of allowance for
loan losses to total loans	1.42%	1.40%
Non-accrual loans	$685	$805
Repossessed assets	$1,021	$400